UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                              FORM 3
      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
        Section 30(f) of the Investment Company Act of 1940


1  Name and Address of Reporting Person
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   Garth Rolfe
   4695 North Avenue
   Oceanside, CA 92056



2  Date of Event Requiring Statement (Month/Day/Year)
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    2-15-02

3  IRS or Social Security Number of Reporting Person (Voluntary)
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4  Issuer Name and Ticker or Trading Symbol
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   Big Equipment Services, Inc.
   BEQS


5  Relationship of Reporting Person(s) to Issuer (Check all applicable)
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   [X]   Director                    [X]   10% Owner

   [X]   Officer (give title below)  [ ]   Other (Specify below)

                 Chief Financial Officer


6  If Amendment, Date of Original (Month/Day/Year)
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   N/A

7  Individual or Joint/Group Filing (Check applicable line)
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   [X]  Form filed by One Reporting  [ ]  Form filed by More than One
        Person                            Reporting Person

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      Table I - Non-Derivative Securities Beneficially Owned
======================================================================

 1. Title of     2. Amount of    3. Ownership      4.  Nature of
    Security        Securities      Form: Direct       Indirect
   (Instr. 4)       Beneficially    (D) or Indirect    Beneficial
                    Owned           (I) (Instr. 5)     Ownership
                   (Instr. 4)                         (Instr. 5)

    Common           2,000,000            D
$0.001 par value
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-PAGE-



Form 3 (continued)
======================================================================
 Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
======================================================================

                               3. Title and
                                  Amount of                   5.
               2. Date            Securities      4.       Ownership
                  Exercisable     Underlying  Conversion   Form of
                  and Expira-     Derivative  or Exercise  Derivative     6.
                  tion date       Security    Price of     Securities:  Nature
              ------------------------------- Derivative   Direct or    of In-
1. Title                                      Price        Indirect     direct
   of                                                                   Bene-
   Derivative   Date     Expir-         Amount                          ficial
   Security     Exerci-  ration         or                              Owner-
                sable    Date    Title  Number of                       ship
                                        Shares

     N/A         N/A      N/A     N/A    N/A     N/A         N/A         N/A
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Explanation of Responses:


                              /s/ Garth Rolfe        January 15, 2003
                              --------------------------------------------
                              Signature of Reporting          Date
                              Person